Exhibit 16.1 Letter on change of certifying accountant

Child, Van Wagoner & Bradshaw, PLLC
5296 South  Commerce Drive, Suite 300
Salt Lake City, Utah  84107-5370      (801) 281-4700

August  8,  2012

Securities and Exchange Commission
100 F Street,  NE
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of  Child, Van Wagoner & Bradshaw, PLLC  was previously principal accountant for Fresh Traffic Group Inc.    (the "Company") and reported  on  the financial statements of  the Company for the years ended  August 31, 2011  and  2010 .  On or about August 1, 2012,  we changed our accounting  practice from  Child, Van Wagoner & Bradshaw, PLLC  to Anderson Bradshaw PLLC. We  have  read  the  Company's statements  included  under Item 4.01 of  its Form 8-K  dated  August  8,  2012,  and  agree with such  statements.

Very truly yours,

/s/Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC